UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
October 15, 2009

Date of Report (Date of earliest event reported)
OSI PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-15190	13-3159796

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
41 Pinelawn Road
Melville, NY 11747
(Address of principal executive offices)
(631) 962-2000
(Registrant’s telephone number, including area code)
N/A
(Former name or former address,
if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On October 15, 2009, Roche, OSI Pharmaceuticals, Inc.’s (“OSI’s”) collaborator for the distribution and sale of its oncology drug, Tarceva® (erlotinib), announced that global net sales for Tarceva for the quarter ended September 30, 2009 were approximately 319 million Swiss francs (or approximately $301 million on a U.S. dollar equivalent basis), which represents U.S. net sales of approximately $118 million and international net sales of approximately $183 million.
     In addition, Roche has communicated to OSI that an exploratory ATLAS data sweep for survival was not positive. Survival was a secondary endpoint in the ATLAS study and the study was not powered to detect a significant difference in overall survival.
     As OSI has previously communicated, OSI did not “opt-in” to the ATLAS study because the study was not designed to be registrational. If the study were to result in an ATLAS related change to the Tarceva label OSI would likely be required to opt-in and pay its retrospective share of the study costs and a penalty. OSI is not currently forecasting any opt-in payments for this study.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 15, 2009	OSI PHARMACEUTICALS, INC.
	By:	/s/ Barbara A. Wood
Barbara A. Wood
Senior Vice President, General Counsel and Secretary